Exhibit 5.2

[Letterhead of]

CRAVATH, SWAINE & MOORE LLP
[New York Office]

December 15, 2003

Cincinnati Bell Inc.
71/4% Senior Notes Due 2013
Form S-4 Registration Statement

Ladies and Gentlemen:

     We have acted as counsel for Cincinnati Bell Inc., an Ohio corporation (the “Company”), in connection with the filing by the Company with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-4 (Registration No. 333-110940) (the “Registration Statement”) under the Securities Act of 1933 (the “Act”), relating to the issuance and exchange of up to $500,000,000 aggregate principal amount of the Company’s outstanding 71/4% Senior Notes due 2013 (the “Old Notes”) for a like principal amount of the Company’s 71/4% Senior Notes due 2013 (the “New Notes”). The New Notes are to be issued pursuant to the indenture dated as of July 11, 2003 (the “Indenture”), among the Company, the Company’s subsidiaries listed on the signature pages thereto (the “Guarantors”) and The Bank of New York, as trustee. Capitalized terms used but not defined herein shall have the meanings assigned thereto in the Indenture.

     In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate for purposes of this opinion, including the Indenture.

     Based on the foregoing, we are of opinion as follows:

     1. The Indenture has been duly authorized, executed and delivered by BRFS LLC, BRHI Inc., Cincinnati Bell Any Distance Inc., and Cincinnati Bell Wireless Holdings LLC (the “Delaware Subsidiaries”). The Guarantees have been duly authorized by the Delaware Subsidiaries.

     2. Assuming the due authorization, execution and delivery thereof by each party thereto (other than the Delaware Subsidiaries), the Indenture constitutes a legal, valid and binding obligation of the Company and each Guarantor enforceable against each of them in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors’ rights generally from time to time in effect and to general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether considered in a proceeding in equity or at law).

     3. Assuming that the New Notes have been duly authorized, when executed and authenticated in accordance with the provisions of the Indenture and delivered in exchange for the Old Notes, the New Notes will constitute legal, valid and binding obligations of the Company entitled to the benefits of the Indenture and enforceable against the Company in accordance with their terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors’ rights generally from time to time in effect and to general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether in a proceeding in equity or at law). In expressing the opinion set forth in this paragraph 3, we have assumed, with your consent, that the form of the New Notes will conform to that included in the Indenture.

     4. Assuming that the Guarantees to be endorsed on the New Notes by each Guarantor have been duly authorized by such Guarantor (other than the Delaware Subsidiaries), when the New Notes have been issued, executed and authenticated in accordance with the provisions of the Indenture and delivered in exchange for the Old Notes, the Guarantee of each Guarantor endorsed thereon will constitute a legal, valid and binding obligation of each Guarantor entitled to the benefits of the Indenture and enforceable against each Guarantor in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors’ rights generally from time to time in effect and to general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether in a proceeding in equity or at law). In expressing the opinion set forth in this paragraph 4, we have assumed, with your consent, that the form of guarantee to be endorsed on each New Note will conform to that included in the Indenture.

     We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

     We are admitted to practice in the State of New York and we express no opinion as to matters governed by any laws other than the laws of the State of New York,

the General Corporation Law of the State of Delaware and the Federal laws of the United States of America. In particular, we do not purport to pass on any matter governed by the laws of Ohio.

     We are furnishing this opinion to you, solely for your benefit. This opinion may not be relied upon by any other person (including by any person that acquires the securities from you) or for any other purpose. It may not be used, circulated, quoted or otherwise referred to for any other purpose, provided that any person may disclose to any other person the Federal income tax treatment and Federal income tax structure (and materials relating thereto, including tax opinions, but in any event not including the identity of the parties) of the transactions referred to in this opinion.

Very truly yours,

/s/ Cravath, Swaine & Moore LLP

Cincinnati Bell Inc.
    201 East Fourth Street
        Cincinnati Ohio 45202